Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal Second Quarter 2027 Results

Oxford, CT – October 30, 2026 – RBC Bearings Incorporated (NYSE: RBC), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, aerospace and defense markets, today reported results for the second quarter fiscal 2027.

Second Quarter Financial Highlights

●	Second quarter net sales of $524.6 million increased 15.2% over last year, Aerospace & Defense up 15.8% and Industrial up 14.8%.

●	Gross margin of 45.6% for the second quarter of fiscal 2027 compared to 44.1% last year; Adjusted gross margin of 45.6% compared to 44.9% last year.

●	Second quarter net income as a percentage of net sales of 17.9% vs 13.2% last year; Adjusted EBITDA as a percentage of net sales of 33.4% vs 31.9% last year.

Three Month Financial Highlights

	Fiscal 2027		Fiscal 2026		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$524.6		$455.3		15.2%
Gross margin	$239.0	$239.0	$200.6	$204.3	19.1%	17.0%
Gross margin %	45.6%	45.6%	44.1%	44.9%
Operating income	$131.6	$132.7	$97.8	$105.0	34.6%	26.4%
Operating income %	25.1%	25.3%	21.5%	23.1%
Net income	$93.8	$118.7	$60.0	$91.2	56.3%	30.2%
Diluted EPS	$2.96	$3.74	$1.90	$2.88	55.8%	29.9%

(1)	Results exclude items in reconciliation below.

Six Month Financial Highlights

	Fiscal 2027		Fiscal 2026		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$1,044.1		$891.3		17.1%
Gross margin	$486.8	$486.8	$395.8	$402.4	23.0%	21.0%
Gross margin %	46.6%	46.6%	44.4%	45.1%
Operating income	$272.4	$273.9	$198.9	$210.3	37.0%	30.2%
Operating income %	26.1%	26.2%	22.3%	23.6%
Net income	$195.3	$241.7	$128.5	$180.8	52.0%	33.7%
Diluted EPS	$6.16	$7.62	$4.07	$5.72	51.4%	33.2%

(1)	Results exclude items in reconciliation below.

Dr. Michael J. Hartnett, Chairman and Chief Executive Officer, stated, “RBC seems to be operating in an environment that is tailor-made for our products. Revenues in both A&D and industrial products grew at mid-teen levels while year on year gross margins expanded. Backlog increased and considerable debt was retired. We are thrilled to report the next six months are positioned to show an even better second half.”

Second Quarter Results

Net sales for the second quarter of fiscal 2027 were $524.6 million, an increase of 15.2% from $455.3 million in the second quarter of fiscal 2026. Excluding $2.0 million of net sales related to the PSC acquisition that closed on August 10, 2026 and is included within our Industrial segment, organic net sales increased by $67.3 million or 14.8%. Net sales for the Industrial segment increased 14.8%, 14.0% organically, while net sales for the Aerospace & Defense segment increased 15.8%.

Gross margin for the second quarter of fiscal 2027 was $239.0 million compared to $200.6 million for the same period last year. On an adjusted basis, gross margin was $239.0 million for the second quarter of fiscal 2027 compared to $204.3 million for the same period last year. Gross margin for the second quarter of fiscal 2027 was favorably impacted by $1.7 million of tariff refunds.

SG&A for the second quarter of fiscal 2027 was $83.4 million, an increase of $6.0 million from $77.4 million for the same period last year. As a percentage of net sales, SG&A was 15.9% for the second quarter of fiscal 2027 compared to 17.0% for the same period last year.

Other operating expenses for the second quarter of fiscal 2027 totaled $24.0 million compared to $25.4 million for the same period last year. For the second quarter of fiscal 2027, other operating expenses included $21.3 million of amortization of intangible assets, $1.1 of restructuring costs and $1.6 of other items. For the second quarter of fiscal 2026, other operating expenses included $20.7 million of amortization of intangible assets, $2.6 million of restructuring costs, $0.9 of acquisition costs and $1.2 million of other expense items.

Operating income for the second quarter of fiscal 2027 was $131.6 million compared to $97.8 million for the same period last year. On an adjusted basis, operating income was $132.7 million for the second quarter of fiscal 2027 compared to $105.0 million for the same period last year. Refer to the tables below for details on the adjustments made to operating income to derive adjusted operating income.

Interest expense, net, was $9.3 million for the second quarter of fiscal 2027 compared to $13.4 million for the same period last year. The decrease in interest expense between the periods was primarily due to continued debt reduction efforts. The Term Loan was fully repaid during the second quarter of fiscal 2027.

Other non-operating income was $0.2 million for the second quarter of fiscal 2027 compared to other non-operating expense of $1.0 million for the same period last year.

Income tax expense for the second quarter of fiscal 2027 was $28.7 compared to $23.4 for the same period last year. The effective income tax rate for the second quarter of fiscal 2027 was 23.4% compared to 28.0% for the same period last year. The effective income tax rate for the second quarter of fiscal 2027 of 23.4% included $0.5 of discrete tax benefits associated with stock-based compensation partially offset by $0.4 of expense related to other items. The effective income tax rate without discrete items for the second quarter of fiscal 2027 would have been 23.5%. The effective income tax rate for the second quarter of fiscal 2026 of 28.0% included $0.3 of tax benefits associated with stock-based compensation offset by $2.4 of other items, including a $2.3 change to deferred taxes related to the acquisition of VACCO. The effective income tax rate without discrete items for the second quarter of fiscal 2026 would have been 25.6%.

Net income for the second quarter of fiscal 2027 was $93.8 million compared to $60.0 million for the same period last year. On an adjusted basis, net income was $118.7 million for the second quarter of fiscal 2027 compared to $91.2 million for the same period last year. Refer to the tables below for details on the adjustments made to net income to derive adjusted net income.

Diluted EPS for the second quarter of fiscal 2027 was $2.96 compared to $1.90 for the same period last year. On an adjusted basis, diluted EPS was $3.74 for the second quarter of fiscal 2027 compared to $2.88 for the same period last year. Refer to the tables below for details on the adjustments made to EPS to derive the adjusted numbers above.

Backlog as of September 26, 2026, was $2.4 billion compared to $2.3 billion as of March 28, 2026 and $1.6 billion as of September 27, 2025.

Outlook for the Third Quarter Fiscal 2027

The Company expects net sales to be approximately $520.0 million to $525.0 million in the third quarter of fiscal 2027, compared to $461.6 million in the prior year, for a growth rate of 12.7% to 13.7%. Gross margin is expected to be in the range of 45.5% to 45.75% and SG&A as a percentage of net sales is expected to be in the range of 16.25% to 16.5%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, October 30th, 2026, at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, investor.rbcbearings.com, and click on the webcast link. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13763388. Investors are advised to dial into the call at least ten minutes prior to the call to register. An audio replay of the call will be available from 2:00 p.m. ET on the day of the call and will remain available for two weeks following the call. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13763388.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Free Cash Flow Conversion

Free cash flow conversion measures our ability to convert operating profits into free cash flow and is calculated as free cash flow (cash provided by operating activities less capital expenditures) divided by net income.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of restructuring costs associated with the closing of a plant, acquisition related fair value adjustments to inventory or significant adjustments to existing manufacturing processes or product lines. Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, and other non-operational, non-cash or non-recurring losses or gains. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income and Adjusted Earnings Per Share

Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets other than internal-use software, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, significant adjustments to existing manufacturing processes or product lines, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses or gains, net of their income tax impact and other tax matters, which may include certain discrete items and reserve-related items. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, Adjusted EBITDA aids our investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and some investors utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors including import/export tariffs, future levels of aerospace & defense and industrial market activity, future financial performance, our use of information technology systems, our disclosure controls and procedures and internal control over financial reporting, our debt level, our level of goodwill, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, increases in interest rates, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contact:	Mike Cummings or Josh Carroll
investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(amounts in millions, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
	2026	2025	2026	2025
Net sales	$524.6	$455.3	$1,044.1	$891.3
Cost of sales	285.6	254.7	557.3	495.5
Gross margin	239.0	200.6	486.8	395.8

Operating expenses:
Selling, general and administrative	83.4	77.4	169.2	151.3
Other, net	24.0	25.4	45.2	45.6
Total operating expenses	107.4	102.8	214.4	196.9

Operating income	131.6	97.8	272.4	198.9

Interest expense, net	9.3	13.4	19.4	25.6
Other non-operating (income) / expense	(0.2)	1.0	0.3	2.2
Income before income taxes	122.5	83.4	252.7	171.1
Provision for income taxes	28.7	23.4	57.4	42.6
Net income	$93.8	$60.0	$195.3	$128.5

Net income per common share :
Basic	$2.97	$1.90	$6.18	$4.09
Diluted	$2.96	$1.90	$6.16	$4.07

Weighted average common shares:
Basic	31,597,371	31,493,205	31,578,463	31,434,032
Diluted	31,715,555	31,615,328	31,715,125	31,585,721

Segment Data:

	Three Months Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
Net External Sales:	2026	2025	2026	2025
Aerospace and defense segment	$230.2	$198.8	$455.6	$363.4
Industrial segment	294.4	256.5	588.5	527.9
Total net external sales	$524.6	$455.3	$1,044.1	$891.3

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to Adjusted Gross Margin:	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Reported gross margin	$239.0	$200.6	$486.8	$395.8
Transaction and related costs	-	3.3	-	3.3
Restructuring and consolidation	-	0.4	-	3.3
Adjusted gross margin	$239.0	$204.3	$486.8	$402.4

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to Adjusted Operating Income:	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Reported operating income	$131.6	$97.8	$272.4	$198.9
Transaction and related costs	-	4.2	-	4.3
Restructuring and consolidation	1.1	3.0	1.5	7.1
Adjusted operating income	$132.7	$105.0	$273.9	$210.3

	Three Months Ended		Six Months Ended
Reconciliation of Reported Net Income to Adjusted Net Income:	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Reported net income	$93.8	$60.0	$195.3	$128.5
Transaction and related costs	-	4.2	-	4.3
Restructuring and consolidation	1.1	3.0	1.5	7.1
M&A related amortization	19.8	18.3	39.3	34.5
Stock compensation expense	8.2	7.4	14.9	14.0
Amortization of deferred finance fees	0.9	0.7	1.7	1.5
Tax impact of adjustments and other tax matters*	(5.1)	(2.4)	(11.0)	(9.1)
Adjusted net income	$118.7	$91.2	$241.7	$180.8

Adjusted net income per common share:
Basic	$3.76	$2.90	$7.65	$5.75
Diluted	$3.74	$2.88	$7.62	$5.72

Weighted average common shares:
Basic	31,597,371	31,493,205	31,578,463	31,434,032
Diluted	31,715,555	31,615,328	31,715,125	31,585,721

*	Overall tax rate applied to adjusted pre-tax earnings was 22.2% and 22.0% for the three-month periods ended September 26, 2026 and September 27, 2025, respectively and 22.1% and 22.2% for the six-month periods ended September 26, 2026 and September 27,2025, respectively.

	Three Months Ended		Six Months Ended
Reconciliation of Reported Net Income to Adjusted EBITDA:	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Reported net income	$93.8	$60.0	$195.3	$128.5
Interest expense, net	9.3	13.4	19.4	25.6
Provision for income taxes	28.7	23.4	57.4	42.6
Stock compensation expense	8.2	7.4	14.9	14.0
Depreciation and amortization	34.1	32.9	67.4	62.5
Other non-operating (income) / expense	(0.2)	1.0	0.3	2.2
Transaction and related costs	-	4.2	-	4.3
Restructuring and consolidation	1.1	3.0	1.5	7.1
Adjusted EBITDA	$175.0	$145.3	$356.2	$286.8

Consolidated Balance Sheets

(amounts in millions, except share and per share data)

	September 26,	March 28,
	2026	2026
	(Unaudited)
Assets
Cash	$89.3	$57.3
Accounts receivable, net of allowance for credit losses	334.4	340.6
Inventory, net	790.0	762.8
Prepaid expenses and other current assets	40.1	29.1
Total current assets	1,253.8	1,189.8
Property, plant and equipment, net	436.7	419.0
Operating lease assets	63.9	68.7
Goodwill	2,009.5	2,003.4
Intangible assets, net	1,348.9	1,378.2
Other noncurrent assets	77.5	63.6
Total assets	$5,190.3	$5,122.7

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$154.4	$147.0
Accrued expenses and other current liabilities	235.4	214.7
Current operating lease liabilities	10.2	10.7
Current portion of long-term debt	0.7	173.8
Total current liabilities	400.7	546.2
Long-term debt, less current portion	709.8	701.7
Noncurrent operating lease liabilities	55.2	59.0
Deferred income taxes	267.4	267.3
Other noncurrent liabilities	199.0	187.5
Total liabilities	1,632.1	1,761.7

Stockholders’ equity
Common stock, $.01 par value	0.3	0.3
Additional paid-in capital	1,751.5	1,735.4
Accumulated other comprehensive (loss) / income	(0.7)	2.1
Retained earnings	1,933.5	1,738.2
Treasury stock, at cost	(126.4)	(115.0)
Total stockholders’ equity	3,558.2	3,361.0
Total liabilities and stockholders’ equity	$5,190.3	$5,122.7

Consolidated Statements of Cash Flows

(amounts in millions)

(Unaudited)

	Six Months Ended
	September 26,	September 27,
	2026	2025
Cash flows from operating activities:
Net income	$195.3	$128.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67.4	62.5
Deferred income taxes	(0.4)	8.9
Amortization of deferred financing costs	1.7	1.5
Stock-based compensation	14.9	14.0
Noncash operating lease expense	3.8	3.5
Loss on disposition of assets	-	0.1
Restructuring and other noncash charges	0.6	4.0
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7.7	42.0
Inventory	(25.1)	(48.2)
Prepaid expenses and other current assets	(11.3)	(7.3)
Other noncurrent assets	(13.4)	(7.7)
Accounts payable	7.2	(1.5)
Accrued expenses and other current liabilities	22.5	3.4
Other noncurrent liabilities	7.3	4.7
Net cash provided by operating activities	278.2	208.4

Cash flows from investing activities:
Capital expenditures	(45.6)	(32.4)
Acquisition of business	(24.2)	(275.0)
Proceeds from sale of assets	0.2	-
Net cash used in investing activities	(69.6)	(307.4)

Cash flows from financing activities:
Proceeds received from revolving credit facilities	8.3	200.0
Repayments of revolving credit facilities	-	(5.0)
Repayments of term loans	(173.0)	(45.0)
Repayments of notes payable	(1.4)	(1.3)
Principal payments on finance lease obligations	(2.2)	(2.3)
Exercise of equity awards	3.3	20.3
Tax withholding for common stock issued under equity incentive plans	(11.4)	(12.7)
Net cash (used in) / provided by financing activities	(176.4)	154.0

Effect of exchange rate changes on cash	(0.2)	(0.6)

Cash:
Increase during the period	32.0	54.4
Cash, at beginning of period	57.3	36.8
Cash, at end of period	$89.3	$91.2

Supplemental disclosures of cash flow information:
Cash paid for:
Income taxes	$58.4	$41.6
Interest	17.0	24.3

FY2027 Q3 Outlook - Modeling Items:
Net sales	$520.0 - $525.0
Gross margin (as a percentage of net sales)	45.5% - 45.75%
SG&A (as a percentage of net sales)	16.25% - 16.5%

Contact:	Mike Cummings or Josh Carroll
investors@rbcbearings.com